Exhibit 99.1

Schlumberger Announces Second-Quarter 2013 Results

Schlumberger Limited

Paris, July 19, 2013 – Schlumberger Limited (NYSE:SLB) today reported second-quarter 2013 revenue of $11.18 billion versus $10.57 billion in the first quarter of 2013, and $10.34 billion in the second quarter of 2012.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.54 billion—an increase of 19% sequentially and an increase of 14% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.15 versus $0.97 in the previous quarter, and $1.01 in the second quarter of 2012.

Schlumberger completed the wind down of service operations in Iran during the second quarter of 2013. Accordingly, the historical results of this business have been reclassified to discontinued operations and all prior periods have been restated.

Schlumberger recorded $0.51 per share of net credits in the second quarter of 2013 versus charges of $0.07 per share in the previous quarter, and charges of $0.02 per share in the second quarter of 2012.

Oilfield Services revenue of $11.18 billion was up 6% sequentially and increased 8% year-on-year. Oilfield Services pretax operating income of $2.28 billion was up 16% sequentially and increased 12% year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “Strong Schlumberger second-quarter results were marked by significantly higher international activity, both offshore and in key land markets. In North America, we benefited from solid execution on land and further strength in deepwater activity to achieve solid overall progress despite competitive land pricing and the effects of the Western Canada spring break-up. Double-digit sequential revenue growth was recorded by the Reservoir Characterization Group and by the Middle East & Asia and the Europe/CIS/Africa Areas. All Areas displayed strong execution and integration performance that, together with new technology sales, helped operating margins reach or exceed 20% across all geographies.

International results were led by the Middle East & Asia Area, as exploration and drilling activity rebounded in China and Australia, growth continued in the key markets of Saudi Arabia and Iraq, and both land and marine seismic activity showed further progress. In Europe/CIS/Africa, activity levels rebounded in Russia and the North Sea, while increased exploration in parts of Sub-Saharan Africa further boosted growth. Latin America saw increasing Integrated Project Management activity, although the effect of this was offset by seasonal seismic vessel transits.

New technology deployment was strong in the quarter with growing customer interest in new formation evaluation, drillbit and well intervention products and services. The OneSubsea™ joint venture was completed with Cameron, and we look forward to the opportunities for the best-in-class new subsea technologies and solutions that we expect this new organization to provide. Elsewhere, our growing integration capability has led to organizational changes that combine our leading project and production management businesses to fuel growth through joint expertise and portfolio alignment.

The soft global economic picture has changed little since the first quarter. The U.S. has shown virtually no impact from the financial sequester, the Eurozone remains in recession, and data from China continue to be mixed.

Given the lack of change, supply and demand for both oil and natural gas remain stable, which is also reflected in oil and gas prices. E&P spending, however, has been revised upwards making this year the fourth consecutive year of double-digit spending increases and pointing to the long-term nature of oil and gas developments.

As a result, we continue to see consistent growth as spending plans are confirmed by rig count outlooks and customer activity. We remain confident in the industry outlook, our strategic positioning in the markets in which we operate, the strength of our technology portfolio and in our ability to further improve our overall performance.”

Other Events

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During the quarter, Schlumberger repurchased 6.8 million shares of its common stock at an average price of $73.07 for a total purchase price of $500 million. This repurchase substantially completed the share repurchase program of $8 billion approved by the Board of Directors in April 2008. As of June 30, 2013, Schlumberger had repurchased over 105 million shares of common stock under the program for a total purchase price of $7.8 billion. The remaining balance of $187 million will be exhausted in the third quarter of 2013. On July 18, 2013, the Board of Directors approved a new share repurchase program of $10 billion to be completed at the latest by June 30, 2018.

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On June 24, 2013, Cameron and Schlumberger announced that OneSubsea™, a joint venture to manufacture and develop products, systems and services for the subsea oil and gas market, had received all required regulatory approvals. The parties closed the transaction on June 30, 2013. Schlumberger recognized a $1.03 billion gain as a result of this transaction.

Oilfield Services

Second-quarter revenue of $11.18 billion was up 6% sequentially and increased 8% year-on-year, with International Area revenue of $7.70 billion growing $543 million, or 8% sequentially, while North America Area revenue of $3.36 billion increased $67 million, or 2% sequentially.

By segment, Reservoir Characterization Group revenue of $3.01 billion grew 10% sequentially while Drilling Group revenue of $4.29 billion increased 4%. These increases were due to seasonal rebounds, market share gains and higher exploration activity in both offshore and key international land markets, particularly for Wireline technologies. Other Technologies that gained significantly during the quarter were led by WesternGeco, Schlumberger Information Solutions (SIS), Drilling & Measurements and M-I SWACO. Despite the seasonal decline in Western Canada as a result of the spring break-up, the Production Group posted a sequential increase of 4%. Improving industry utilization of pressure pumping capacity in US land, increasing Well Intervention coiled tubing activity worldwide, and strong international sales of Completions products contributed to growth.

Geographically, the Middle East & Asia Area led the sequential increase with revenue of $2.7 billion increasing 11%, mainly from a seasonal rebound of exploration and drilling activity in China and Japan, higher WesternGeco UniQ* land seismic productivity across the region, and continued growth across a diversified portfolio of projects and activities in Saudi Arabia and Iraq. Improved WesternGeco marine vessel utilization and robust drilling activity in the Australasia GeoMarket also contributed to growth. Europe/CIS/Africa revenue of $3.1 billion increased 10% from higher WesternGeco multiclient sales ahead of licensing awards in Norway, and the seasonal pick-up of drilling and exploration activity in Russia and the North Sea. Sub-Saharan Africa revenue also grew sequentially through increased exploration activity in the Gulf of Guinea while activity in Angola was subdued due to project delays. Latin America revenue of $1.9 billion grew slightly as the effect of strong Integrated Project

Management (IPM) activity in Argentina was largely offset by a decline in WesternGeco marine utilization following the planned transit of vessels out of Brazil. North America revenue of $3.36 billion increased 2%—with North America offshore revenue up due to robust Wireline deepwater activity and WesternGeco. US land posted double-digit growth, but this was offset by the seasonal decline in Western Canada following the spring break-up. While US land rig count grew only marginally, well and stage counts increased through drilling efficiency resulting in improved industry utilization of pressure pumping capacity.

Second-quarter pretax operating income of $2.28 billion was up 16% sequentially, and increased 12% year-on-year. International pretax operating income of $1.69 billion increased 18% sequentially, while North America pretax operating income of $662 million increased 6% sequentially.

Sequentially, pretax operating margin of 20.4% increased 178 basis points (bps), as International pretax operating margin expanded 202 bps to 22.0% Middle East & Asia posted a 178-bps sequential margin improvement to reach 24.6%, Europe/CIS/Africa increased by 275 bps to 20.6%, and Latin America improved by 107 bps to 20.6%. The expansion in International margins was due to seasonal activity rebounds combined with strong results in Sub-Saharan Africa and the Middle East & Asia Area. Increased high-margin exploration, seismic and deepwater activities also helped boost international margins. Despite the effect of the seasonal spring break-up in Western Canada, North America pretax operating margin increased 65 bps sequentially to 19.7%. US land margin expanded on improving efficiency, better utilization and lower raw material costs in pressure pumping, while North America offshore margin increased due to robust Wireline deepwater activity and WesternGeco.

Sequentially by segment, Reservoir Characterization Group pretax operating margin expanded 380 bps to 30.1% due to the strong WesternGeco and Wireline results. The pretax operating margin of the Drilling Group increased 97 bps to 18.7% through improved Drilling & Measurements performance and increased profitability on IPM projects in the Middle East and Latin America. Production Group pretax operating margin increased 116 bps to 15.9% on improved profitability in Well Services as pressure pumping utilization and efficiency improved in US land.

A number of technology innovation and integration highlights contributed to second-quarter results.

Shell has awarded Schlumberger a five-year, multicountry integrated services contract for the drilling of oil and gas exploration wells on a recently commissioned deepwater rig operating in East, West and North Africa. The concept of using a highly mobile drilling rig for exploration in remote deepwater environments is enhanced by the integration of services over a reduced footprint, resulting in overall efficiency gains. In addition, the continuity of people and processes along with the application of lessons learned are key enablers for reducing operational risk and non-productive time.

In the Norwegian sector of the North Sea, a total of 11 Schlumberger oilfield services contracts have been extended over the next five years with BG Norge to cover both the development of the Knarr field as well as other activities on the continental shelf. The contracts include directional drilling, measurements and logging while drilling, mud logging, wireline logging, drilling fluids management, coiled tubing, well testing, perforating, completions and cementing services.

In the UAE, Wireline MicroPilot* single-well in situ enhanced EOR evaluation technology was introduced for Abu Dhabi Company for Onshore Operations (ADCO) in a well to carry out downhole water and formation crude oil injection. MicroPilot technology provided valuable information on the rock properties governing oil and water movement in the reservoir. This information also helped to bridge the gap between the core and reservoir scales, allowing improved reservoir modeling.

Offshore Congo, Schlumberger technologies were deployed for ENI in the drilling and completion of a highly complex well in the Mwafi field. Drilling & Measurements PowerDrive Archer* high build-rate rotary steerable system technology with customized Smith drill bits were used to drill a challenging 3D well profile through the overburden. Well placement in the reservoir was performed in real time using Drilling & Measurements PeriScope* bed boundary mapper, adnVISION* azimuthal density neutron, and SonicScope* multipole sonic while drilling technologies. The well was drilled to total depth more than 20 days ahead of schedule and completed with a three-stage fracturing job using PropGUARD* fiber-based proppant flowback control technology and the Bourbon Herald Well Services stimulation vessel.

In Colombia, Well Intervention LIVE* digital slickline technology was deployed for Chevron on an onshore well abandonment campaign. The LIVE service provided both mechanical and real-time cased-hole services in a single unit to recover a well isolating plug, punch multiple tubings with Wireline PowerJet Omega* deep penetrating shaped charges, and run a clean chemical tubing cutter using Testing Services eFire* electronic firing head technology correlated in real time. The operational efficiency provided by this combination of Schlumberger technologies saved Chevron significant logistical costs and reduced total operating time from 27 planned days to 21 days.

During mid-2012, Liquid Robotics and Schlumberger created Liquid Robotics Oil & Gas, a joint venture to develop innovative services for the oil and gas industry using Wave Glider®, the world’s first wave-powered, autonomous marine vehicle. Recently, around the Wheatstone area of Northwest Australia, Wave Gliders equipped with metrology sensors including turbidity were deployed for Chevron to conduct reliable baseline surveys prior to the start of their upstream and downstream dredging operations. A total of 1,424 nautical miles were covered over a 60-day period. Additional time-lapse measurements will be taken during and after the operations to validate environmental compliance. As Wave Glider technology deployments continue to expand, offshore oil and gas operators continue building confidence in their ability to solve some of the industry’s exploration and environmental monitoring challenges.

In North America, Schlumberger pioneered the deployment of bi-fuel or dual fuel technology for the diesel engines used in hydraulic fracturing operations, having implemented the technology in Canada more than two years ago. Bi-fuel operations make it possible for a diesel engine to run on a blend of diesel and natural gas such as compressed natural gas, liquefied natural gas or field gas. On land in the US, Schlumberger has multiple bi-fuel enabled crews deployed across the country as technology development continues with powerplant suppliers to implement optimized solutions for the North American market. Schlumberger completed its 600th job in June 2013 using bi-fuel technology, and its bi-fuel operations have helped decrease overall fuel costs by 25-40% while lowering environmental impact without compromising safety or engine performance.

Reservoir Characterization Group

Second-quarter revenue of $3.01 billion increased 10% sequentially and grew 11% year-on-year. Pretax operating income of $908 million was 25% higher sequentially, and increased 21% year-on-year. Sequentially, the revenue increase was driven primarily by increased use of Wireline services as a result of strong exploration activity in the US Gulf of Mexico, Brazil, Sub-Saharan Africa and the Middle East. Revenue in Russia and China also grew sequentially following seasonal activity rebounds. WesternGeco revenue increased sequentially from higher multiclient sales ahead of licensing awards in Norway, the seasonal return of marine vessel activity in the North Sea, and higher UniQ* land seismic productivity in Saudi Arabia and Kuwait. SIS revenue increased also from higher product sales and software maintenance in Latin America and Europe/CIS/Africa.

Pretax operating margin of 30.1% increased 380 bps sequentially on strong, high-margin WesternGeco multiclient sales and robust Wireline deepwater activity.

A number of technology highlights across the Reservoir Characterization Group contributed to the second-quarter results.

In the North Sea, WesternGeco has begun acquisition of two complex 4D surveys for BP using DISCover* broadband deep interpolated streamer technology, the first time the technology has been used in the North Sea. The surveys, which cover approximately 740 km2 over the Magnus, Foinaven, Schiehallion, and Loyal fields, involve undershooting obstructions and considerable simultaneous operations.

WesternGeco has begun acquisition on the new Four Point 3D broadband multiclient survey in the DeSoto Canyon, Mississippi Canyon and Lloyd Ridge areas of the eastern US Gulf of Mexico. The narrow-azimuth survey covers approximately 400 Outer Continental Shelf (OCS) blocks over 9,600 km2, and uses ObliQ* sliding-notch broadband technology to optimize the recorded bandwidth of the seismic signal. Data processing will include full waveform inversion and tilted transverse isotropic imaging.

WesternGeco has been awarded a contract by RWE Dea Norge AS for the acquisition of approximately 1,250 km2 of broadband seismic data over their new APA 2012 license in the Norwegian Sea. This will be the first third-party proprietary survey offshore Norway using the ObliQ sliding-notch broadband acquisition and imaging technique. Q-Marine Solid* streamers and Delta* calibrated marine broadband sources will also be used with the objective of enhancing resolution and improving the fault definition in the Tertiary, Cretaceous and Jurassic sections where existing data quality is poor.

WesternGeco has been awarded a multiyear contract by Shell Canada Limited for acquisition and processing of a 12,000-km2 3D wide-azimuth survey offshore Nova Scotia, the first wide-azimuth survey acquired offshore Canada and the largest seismic program in Nova Scotia history. The survey is over Shell’s new exploration licenses in the Shelburne basin, approximately 275 km south of Halifax, and will be conducted by the WG Magellan and WG Cook using Q-Marine Solid streamer technology and is supported by two dedicated source vessels Geco Tau and Ocean Odyssey. The survey commenced in June 2013, with further data to be acquired in 2014.

In the UK sector of the North Sea, Wireline Saturn* 3D Radial Probe technology was deployed for EnQuest to obtain high quality viscous oil samples in shallow unconsolidated formations. The larger flow area offered by the Saturn elliptical probe design also led to improvements in operational efficiency, enabling the operator to save up to 75% in fluid sampling time compared with conventional sampling methods.

In the US Gulf of Mexico, Wireline deployed the latest generation of reservoir fluid sampling technology for Shell to reduce uncertainty in the evaluation of a recent deepwater exploration success. The MDT* modular formation dynamic tester, configured with the InSitu Density* reservoir fluid density, InSitu Viscosity* reservoir fluid viscosity and InSitu Color* reservoir fluid color sensor measurements, was used to collect over 17 gallons of uncontaminated reservoir fluid. The relatively large, high quality fluid sample provided the customer with one of multiple assurances necessary to advance the project from exploration to development. Also, the variety of measurements made on the fluid during the sampling process reduced the lab analysis time for the project by approximately two weeks.

In Australia, Wireline Dielectric Scanner* multifrequency dielectric dispersion technology was used for ConocoPhillips for the first time to provide reliable water saturation measurements in a reservoir with complex mineralogy. The calculation of water saturation in this reservoir has been challenging due to the effects of the mineralogy on conventional resistivity measurements. Dielectric Scanner technology was able to provide irreducible water saturation in an oil-based mud environment independent of resistivity logs, core analysis data, and water salinity analysis, and helped the customer reduce uncertainty on critical reservoir parameters.

In Qatar, Wireline Sonic Scanner* acoustic scanning platform technology using a Borehole Acoustic Reflection Survey (BARS) was deployed for Total E&P Qatar to evaluate formations from the borehole through casing. The data acquired with this technology provided reliable imaging up to 100 ft away from the borehole, allowing integration of the images with 3D surface seismic. The ability of the BARS technique to evaluate formation features and reflectors behind casing enables improved well placement and optimized well completion in mature fields through the side-tracking, or redesign of existing wells.

In South Texas, Wireline ThruBit* logging services were deployed to workover a horizontal well after water production became excessive. A ThruBit memory tool, including density, porosity, sonic and resistivity sensors, was pumped through the workover tubing into the openhole completion. The resulting data indicated that the water production originated from a single set of fractures, which were subsequently plugged.

In North Dakota, Wireline Isolation Scanner* cement evaluation technology was deployed for Zenergy in the Bakken shale play. Due to its unique flexural attenuation measurements, the Isolation Scanner service was able to clearly image the lightweight cement behind the well casing, overcoming the challenges faced by conventional technologies. In addition, the Isolation Scanner tool measured 72 radial ultrasonic thicknesses to quantify drill wear, leading to significant savings for the operator in terms of costly fracturing strings and remedial squeezes.

In Russia, Surgutneftegas has purchased licenses for SIS Petrel* E&P, GeoFrame* reservoir characterization, ECLIPSE* reservoir simulation and Techlog* wellbore software platforms, together with a three-year maintenance agreement. Surgutneftegas has been using SIS software since 1995, and decided to further adopt the SIS software platforms in its newly created Geology & Geophysics and Reservoir Engineering divisions in order to increase efficiency in E&P decision making, improve reserves recovery management, and optimize well intervention.

Drilling Group

Second-quarter revenue of $4.29 billion was up 4% sequentially and grew 8% year-on-year. Pretax operating income of $804 million was 10% higher sequentially, and increased 11% year-on-year.

Sequentially, revenue increased primarily on strong international and offshore activity for Drilling & Measurements and
M-I SWACO Technologies, mainly in Russia and the Middle East & Asia Area. In addition, both Drilling & Measurements and
M-I SWACO posted strong results in US land on higher activity, which was largely offset by the effect of the seasonal spring break-up in Western Canada.

Sequentially, pretax operating margin grew 97 bps to 18.7% from increased land activity for Drilling & Measurements in the US, Russia and the Middle East, and improved profitability on IPM projects in the Middle East and Latin America.

A number of Drilling Group technologies contributed to the second-quarter results.

In China, Drilling & Measurements technologies were deployed for PetroChina Tarim Oilfield Company to drill 20 wells in previously unexploited reservoirs in the Hade Field in the country’s western region known for its complex geology and challenging drilling environment. A combination of PowerDrive Archer high build rate rotary steerable, NeoScope*† sourceless formation evaluation while drilling, PeriScope bed boundary mapper, and geoVISION* imaging-while-drilling technologies enabled the accurate placement of a well along thin target layers and avoided drilling into neighboring water zones. Despite the hard formation, the drilling technologies achieved the required build rate and increased both footage per run and rate of penetration. As a result, the overall drilling time from kickoff to total depth was reduced from 67 to 42 days. In addition, the average production tests for the first five wells drilled showed incremental production 50% above the operator’s target.

In Central China, in partnership with CNPC Chuanqing Drilling Engineering Company Limited, a subsidiary of China National Petroleum Corporation (CNPC), Schlumberger Drilling Group technologies were deployed on the Shell China Sichuan Project to drill pilot holes and horizontal wells in the Fushun shale gas block. Drilling & Measurements PowerDrive X6*, PowerDrive vorteX* and PowerDrive Archer rotary steerable technologies, combined with MicroScope* resistivity- and imaging-while-drilling and PeriScope bed boundary mapper technologies were used in drilling the curve and the horizontal sections. These integrated drilling services were enabled by ROPO* rate of penetration optimization and included Smith Spear* shale-optimized steel-body polycrystalline diamond compact (PDC) drill bits and M-I SWACO WELL COMMANDER* by-pass circulating technologies. A total of three horizontal shale gas wells have been drilled and completed, with all of them achieving Shell’s Best-In-Class & Top Quartile drilling performance. The well lateral sections were placed entirely in the reservoir sweet spots and without geological sidetracks to save the operator more than 54 days.

In Russia, Smith drill bits set new records while drilling the vertical intervals of exploration wells for Wolgademinoil in the Avilovskoe field. In the 11 5/8-in section of one well, Smith steel body PDC bits with premium cutters increased rate of penetration (ROP) five-fold, and footage by 350%, compared to the best offset wells. In the same well, but in the 15 1/2-in section, ROP was doubled and the section completed in one run while the footage drilled increased by 130%.

In the Caspian Sea, Schlumberger Drilling & Measurements introduced the PowerDrive Xceed* rotary steerable system for LUKOIL-Nizhnevolzhskneft on an offshore extended reach drilling project in the Korchagina oilfield. PowerDrive Xceed technology enabled the efficient drilling of the world’s longest 9 1/2-in section and a corresponding saving of two days compared to the well construction plan.

In Angola, Drilling & Measurements technologies were deployed for Cabinda Gulf Oil Company to evaluate a development well in a deepwater channelized reservoir system. StethoScope* formation pressure-while-drilling and EcoScope*† multifunction logging-while-drilling technologies were used for petrophysical data evaluation and to assess reservoir depletion magnitude and connectivity. The combination of petrophysical data, azimuthal density images and mud log data, led to the identification of an additional 30 ft of low resistivity pay which enabled the operator to deepen the overall completion and increase the perforated interval. In addition to increasing the reserves, the Drilling & Measurements technologies provided operational efficiency through higher data acquisition rates, which led to a significant reduction of non-productive time and a cost saving to the operator of approximately 60 hours of rig time.

In South Mexico, Schlumberger IPM and Drilling Group Technologies introduced the TURBODRILLING application for Pemex on high-compressibility rock formations. The combination of Drilling Tools & Remedial Neyfor* turbodrilling systems with customized Smith hybrid and impregnated bits was able to drill effectively and build angle on a well interval consisting mainly of compressible mudstone with up to 40% abrasive chert nodules. The well interval was drilled in less than 211 hours at an average rate of penetration close to 7 ft/hr, saving Pemex approximately 96 drilling hours compared with conventional drilling systems.

In Colombia, the Schlumberger Drilling Group Petrotechnical Engineering Center provided well placement services and proprietary workflows on a horizontal well with complex lithology in the Apiay field for Ecopetrol. The integrated solution included use of PERFORMView* real-time drilling visualization, collaboration, and analysis software. The well was drilled and placed as planned, without sidetracks or lost-in-hole events.

In Alberta, Canada, Schlumberger Managed Pressure Drilling (MPD) services were used for Shell to reduce well drilling times in the Duvernay unconventional gas play. The horizontal sections of these wells have narrow pressure windows and extend to lengths beyond 7,000 ft. In order to overcome these challenges, the application of engineered MPD as part of a larger set of improvements to well design has helped Shell improve drilling rates by up to 124%.

In Brazil, the M-I SWACO DRILPLEX* mixed-metal-oxide water-based drilling fluid system was used for HRT Oil & Gas to mitigate the severe loss of circulation encountered while drilling the first onshore wells in the Solimões basin. The DRILPLEX system was effective in minimizing washouts and fluid losses to the formation, which helped optimize hole cleaning. As a result, the drilling time for the challenging interval was reduced from 6-8 days to 1.8 days, and the cost reduced by 45% compared with prior offset wells drilled with traditional fluids.

In Brazil, M-I SWACO MD-3 shaker technology was used by Diamond Offshore Brasdril on the deepwater semi-submersible Ocean Star. The MD-3 composite screen design and optimized screening allowed a considerably higher flow rate, an increased rate of penetration, and reduced drilling fluid cost through solids removal and lower dilution rates. Overall savings exceeding $13 million were realized in one single well.

Production Group

Second-quarter revenue of $3.93 billion increased 4% sequentially, and grew 6% year-on-year. Pretax operating income of $625 million was 13% higher sequentially and increased 4% year-on-year. Despite the seasonal decline in Western Canada as a result of the spring break-up, the Group posted overall sequential growth due to improving industry utilization of pressure pumping capacity in US land, increasing Well Intervention global coiled tubing activity, and strong international sales of Completions products. While US land rig count grew only marginally, well and stage counts increased through drilling efficiency, resulting in improved industry utilization of pressure pumping capacity. Although pricing remained competitive, the pace of decline has moderated sequentially.

Pretax operating margin of 15.9% increased 116 bps sequentially but declined 23 bps year-on-year. Sequentially, margin expanded primarily on improved profitability for Well Services technologies as the result of improving efficiency, better utilization and lower raw material costs in pressure pumping in US land despite competitive pricing. In addition, Completions and Well Intervention Technologies posted improved international profitability.

Highlights during the quarter included successes for a number of Production Group Technologies.

Saudi Aramco has awarded Schlumberger Completions, for the first time, a five-plus-two-year, contract for the supply of the products and services associated with well completion activities in Saudi Arabia. This is the first contract concluded under the 10-year corporate procurement agreement recently signed by both companies and establishes the framework for future contracts under this master agreement. The award was based on the proven Schlumberger track record in product and service quality performance, on-time delivery and national content contribution.

In Saudi Arabia, Well Intervention LIVE digital slickline technology, utilizing a proprietary coating on a conventional slickline wire core to enable telemetry, was used for Saudi Aramco to perform remedial operations on wells in the Hyra field. The LIVE cable, due to its slickline core, allowed jarring action if required to avoid sticking with a junk basket drift run. An electrohydraulic setting tool was then used, without the need for explosives, to set the plugs away from collars with real-time gamma-ray correlation. The deployment of the logging tools on top of the mechanical tools made it possible to drift the well and correlate marking of the tubing conveyed perforation operation simultaneously. The overall efficiency of the LIVE truck and crew enabled a reduction in the number of people on location and simplified logistics.

In Mexico, Well Intervention LIVE digital slickline technology was deployed for Pemex on a well in the offshore Ku-Maloob-Zaap field. The LIVE technology provided real-time cased-hole services combined with mechanical services capability in a single field unit, with only one rig-up required to condition the well, run pressure and temperature gauges, and deploy a tubing puncher using a Testing Services eFire electronic firing head system correlated in real time. The efficiency of the LIVE system in a very limited offshore production platform footprint helped Pemex increase well production while avoiding the need for a costly workover rig.

In Russia, PetroStim, a Schlumberger joint venture, conducted a trial refracturing campaign with Well Services HiWAY* flow-channel technology for Slavneft-Megionneftegas in the mature Vatinskoe oilfield. The majority of producing wells in the field have been hydraulically fractured at least once in the past, and conventional re-stimulation techniques have not proved effective in this field. However, the production results of the first HiWAY treatments in the Jurassic sandstone reservoirs almost doubled expectations and broadened applications of the technology in mature fields as a proven solution to increase oil recovery.

In Russia, a Schlumberger Completions RapidX* Level 5 multilateral completions system was installed in a well for Exxon Neftegas Limited offshore Sakhalin Island. This was the first multilateral well completed in Sakhalin and the first Technology Advancement for Multilaterals (TAML) Level 5 junction installed offshore in Russia. The RapidX system allows the operator to access new sections of the reservoir by reentering existing wellbores and adding additional laterals to increase overall recovery.

In Kuwait, Schlumberger Well Intervention performed a water shutoff intervention campaign for Joint Operations Wafra in openhole horizontal wells using CoilFLATE* coiled tubing through-tubing inflatable packer and ACTive* in-well live performance technologies to accurately define the downhole conditions needed for controlled packer seating and inflation. The use of these technologies led to a significant decrease in water production.

Offshore Egypt, Well Intervention deployed ACTive live downhole coiled tubing technology for Raspetco to stimulate a subsea gas well in the Sapphire field, which was suffering from fines that had migrated and accumulated near the wellbore to reduce production. ACTive technology enabled the controlled placement of Well Services OCA* organic clay fluid in the live subsea well by monitoring the fluid level and optimizing the nitrogen pumped through the coiled tubing annulus. ACTive distributed temperature sensing, acquired while the well was flowing, delivered a quantitative production log of the producing zones. As a result of this intervention, the well’s gas production was tripled.

In Brunei, Schlumberger Sand Management Services deployed OptiPac* Alternate Path‡ systems incorporating several customizations for Shell Petroleum (BSP) on uphill trajectory (fish-hook) wells drilled from land to exploit unconsolidated reservoirs located in shallow water offshore. In order to overcome the limitations associated with traditional gravel pack completions, OptiPac technology including customized shunted swell packers, quasi blanks and diverter valves was applied in seven high angle wells to date with positive results. In February, 2013 Schlumberger Sand Management Services set a world record by completing the longest gravel pack in a fish-hook well, using OptiPac technology with 578 m of screens installed.

Schlumberger Completions has been awarded several contracts by Petrobras for the provision of TRC-II* tubing-retrievable charged safety valves. The contracts mark an unprecedented total of 108 subsurface safety valves awarded for the extremely challenging Brazil deepwater and ultra-deepwater environments.

In Oman, Schlumberger Artificial Lift has been awarded a performance-based contract worth approximately $40 million by Daleel Petroleum Company to supply, install, commission, and manage about 200 electric submersible pump systems. The five-year contract, with an option for a two-year extension, includes the provision of REDA Maximus* electric submersible pump technology, XT150 gauges, and a total of 18 pulse drive systems.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30	2013	2012	2013	2012
Revenue	$11,182	$10,341	$21,752	$20,150
Interest and other income, net (1)	30	45	63	92
Gain on formation of OneSubsea(2)	1,028	—	1,028	—
Expenses
Cost of revenue	8,712	8,119	17,118	15,884
Research & engineering	293	287	585	558
General & administrative	100	101	196	199
Merger & integration(2)	—	22	—	37
Impairment & other(2)	364	—	456	—
Interest	98	78	197	158

Income before taxes	2,673	1,779	4,291	3,406
Taxes on income(2)	449	439	855	833

Income from continuing operations	2,224	1,340	3,436	2,573
Income (loss) from discontinued operations	(124)	75	(69)	147

Net income	2,100	1,415	3,367	2,720
Net income attributable to noncontrolling interests	5	12	13	17

Net income attributable to Schlumberger	$2,095	$1,403	$3,354	$2,703

Schlumberger amounts attributable to:
Income from continuing operations(2)	$2,219	$1,328	$3,423	$2,556
Income (loss) from discontinued operations	(124)	75	(69)	147

Net income	$2,095	$1,403	$3,354	$2,703

Diluted earnings per share of Schlumberger
Income from continuing operations(2)	$1.66	$0.99	$2.56	$1.91
Income (loss) from discontinued operations	(0.09)	0.06	(0.05)	0.11

Net income	$1.57	$1.05	$2.51	$2.02

Average shares outstanding	1,327	1,331	1,329	1,333
Average shares outstanding assuming dilution	1,336	1,339	1,339	1,341

Depreciation & amortization included in expenses(3)	$910	$854	$1,806	$1,706

1)	Includes interest income of:

Second quarter 2013 - $6 million (2012 - $6 million)

Six months 2013 - $11 million (2012 - $16 million).

2)	See pages 13-14 for details of charges and credits.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Jun. 30, 2013	Dec. 31, 2012
Assets
Current Assets
Cash and short-term investments	$5,925	$6,274
Receivables	11,277	11,351
Other current assets	6,597	6,531

	23,799	24,156
Fixed income investments, held to maturity	417	245
Fixed assets	14,742	14,780
Multiclient seismic data	634	518
Goodwill	14,407	14,585
Other intangible assets	4,673	4,802
Other assets	4,579	2,461

	$63,251	$61,547

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,815	$8,453
Estimated liability for taxes on income	1,361	1,426
Short-term borrowings and current portion of long-term debt	2,858	2,121
Dividend payable	420	368

	12,454	12,368
Long-term debt	9,098	9,509
Postretirement benefits	2,031	2,169
Deferred taxes	1,450	1,493
Other liabilities	1,170	1,150

	26,203	26,689
Equity	37,048	34,858

	$63,251	$61,547

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year to date follow:

(Stated in millions)
Six Months	2013
Net Debt, January 1, 2013	$(5,111)
Income from continuing operations	3,436
Depreciation and amortization	1,806
Gain on formation of OneSubsea	(1,028)
Pension and other postretirement benefits expense	255
Stock-based compensation expense	168
Pension and other postretirement benefits funding	(231)
Increase in working capital	(1,140)
Capital expenditures	(1,800)
Multiclient seismic data capitalized	(222)
Dividends paid	(781)
Proceeds from employee stock plans	189
Stock repurchase program	(692)
Payment for OneSubsea transaction	(600)
Other business acquisitions, net of cash and debt acquired	(117)
Other	190
Currency effect on net debt	64

Net Debt, June 30, 2013	$(5,614)

Components of Net Debt	Jun. 30, 2013	Dec. 31, 2012
Cash and short-term investments	$5,925	$6,274
Fixed income investments, held to maturity	417	245
Short-term borrowings and current portion of long-term debt	(2,858)	(2,121)
Long-term debt	(9,098)	(9,509)

	$(5,614)	$(5,111)

Charges and Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Second-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	Second Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$2,673	$449	$5	$2,219	$1.66
Gain on formation of OneSubsea joint venture	(1,028)	—	—	(1,028)	(0.77)	Gain on formation of OneSubsea
Impairment of equity method investments (1)	364	19	—	345	0.26	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$2,009	$468	$5	$1,536	$1.15

	First Quarter 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,618	$406	$9	$1,203	$0.90
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$1,710	$406	$9	$1,295	$0.97

	Second Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,779	$439	$12	$1,328	$0.99
Merger and integration costs	22	1	—	21	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,801	$440	$12	$1,349	$1.01

	First Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,628	$394	$5	$1,229	$0.91
Merger and integration costs	15	2	—	13	0.01	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,643	$396	$5	$1,242	$0.92

Charges and Credits (cont.)

	(Stated in millions, except per share amounts)
	Six Months 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$4,291	$855	$13	$3,423	$2.56
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Impairment & other
Gain on formation of OneSubsea joint venture	(1,028)	—	—	(1,028)	(0.77)	Gain on formation of OneSubsea
Impairment of equity method investments (1)	364	19	—	345	0.26	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$3,719	$874	$13	$2,832	$2.12

	Six Months 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS(2)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$3,406	$833	$17	$2,556	$1.91
Merger and integration costs	37	3	—	34	0.03	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$3,443	$836	$17	$2,590	$1.93

(1)	Relates to the impairment of two drilling-related equity method investments.
(2)	Does not add due to rounding.

Product Groups

	(Stated in millions)
	Three Months Ended
	Jun. 30, 2013		Mar. 31, 2013		Jun. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$3,014	$908	$2,750	$724	$2,714	$749
Drilling	4,292	804	4,113	730	3,977	727
Production	3,926	625	3,759	555	3,718	601
Eliminations & other	(50)	(59)	(52)	(44)	(68)	(38)

	11,182	2,278	10,570	1,965	10,341	2,039
Corporate & other	—	(181)	—	(168)	—	(169)
Interest income(1)	—	4	—	6	—	7
Interest expense(1)	—	(92)	—	(93)	—	(76)
Charges & credits	—	664	—	(92)	—	(22)

	$11,182	$2,673	$10,570	$1,618	$10,341	$1,779

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Jun. 30, 2013		Mar. 31, 2013		Jun. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,357	$662	$3,290	$627	$3,376	$693
Latin America	1,913	394	1,904	371	1,857	354
Europe/CIS/Africa	3,125	643	2,851	508	2,924	592
Middle East & Asia	2,667	655	2,406	548	2,091	445
Eliminations & other	120	(76)	119	(89)	93	(45)

	11,182	2,278	10,570	1,965	10,341	2,039
Corporate & other	—	(181)	—	(168)	—	(169)
Interest income(1)	—	4	—	6	—	7
Interest expense(1)	—	(92)	—	(93)	—	(76)
Charges & credits	—	664	—	(92)	—	(22)

	$11,182	$2,673	$10,570	$1,618	$10,341	$1,779

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

Product Groups

	(Stated in millions)
	Six Months Ended
	Jun. 30, 2013		Jun. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$5,764	$1,633	$5,231	$1,384
Drilling	8,405	1,534	7,737	1,374
Production	7,684	1,181	7,241	1,209
Eliminations & other	(101)	(105)	(59)	(45)

	21,752	4,243	20,150	3,922
Corporate & other	—	(348)	—	(339)
Interest income(1)	—	9	—	16
Interest expense(1)	—	(185)	—	(156)
Charges & credits	—	572	—	(37)

	$21,752	$4,291	$20,150	$3,406

Geographic Areas

	(Stated in millions)
	Six Months Ended
	Jun. 30, 2013		Jun. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$6,647	$1,289	$6,809	$1,470
Latin America	3,817	765	3,623	676
Europe/CIS/Africa	5,976	1,151	5,501	1,020
Middle East & Asia	5,073	1,203	4,046	861
Eliminations & other	239	(165)	171	(105)

	21,752	4,243	20,150	3,922
Corporate & other	—	(348)	—	(339)
Interest income(1)	—	9	—	16
Interest expense(1)	—	(185)	—	(156)
Charges & credits	—	572	—	(37)

	$21,752	$4,291	$20,150	$3,406

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 120,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues from continuing operations of $41.73 billion in 2012. For more information, visit www.slb.com.

# # #

*	Mark of Schlumberger or of Schlumberger Companies.

†

Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

‡	Alternate Path is a Mark of ExxonMobil Corp and the technology is licensed exclusively to Schlumberger.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, July 19, 2013. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1085 within North America, or +1-612-288-0340 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until August 19, 2013 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 291800.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com